Exhibit 15.5

April 28 2023

VIA EDGAR

Division of Corporation Finance

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	Adagene Inc.
Submission under the Item 16I(a) of Form 20-F

Attn:	Division of Corporation Finance
Office of Life Sciences

Dear Sir/Madam,

In compliance with the Holding Foreign Companies Accountable Act, Adagene Inc. (the “Company”) is submitting via EDGAR the following information as required under Item 16I(a) of Form 20-F.

For the immediately preceding annual financial statement period, the Company’s auditor, PricewaterhouseCoopers Zhong Tian LLP (a registered public accounting firm that The United States Public Company Accounting Oversight Board was unable to inspect or investigate completely) issued an audit report for the Company.

To the Company’s best knowledge and based on an examination of our register of members and public filings made by our shareholders, including among others, the Schedule 13G/A filed by JSR Limited on February 6, 2023 and by FMR LLC on February 9, 2023, the Schedule 13G filed by FIL LTD on February 2021 and by WuXi PharmaTech Healthcare Fund I L.P. on January 26, 2022, and the Schedule 13D/A filed by Peter Luo Acting-in-Concert Group on February 17, 2023 (collectively, the “Public Filings”), the Company respectfully submits that it is not owned or controlled by a governmental entity in the foreign jurisdiction as of the date of this submission.

Based on an examination of the Company’s register of members and Public Filings made by the Company’s shareholders, no shareholder owns more than 5% of the Company’s outstanding shares as of March 31, 2023 other than Peter Luo Acting-in-Concert Group, JSR Limited, Asia Ventures II L.P., F-Prime Capital Partners Healthcare Fund III LP, Wuxi Pharmatech Healthcare Fund I L.P. and General Atlantic Singapore AI Pte. Ltd. (collectively, the “Principal Shareholders”). The Principal Shareholders collectively beneficially own 68.9% of the Company’s total outstanding shares. Based on the Public Filings made by the Company’s Principal Shareholders, none of the Principal Shareholders is owned or controlled by a governmental entity in the foreign jurisdiction.

In addition, the Company is not aware of any governmental entity that is in possession of, direct or indirect, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise.

Very truly yours,
/s/ Peter Luo
Name: Peter Luo
Title: Chief Executive Officer